We hereby consent to the incorporation by reference in the Registration Statement of Everlast Worldwide, Inc. (f/k/a Active Apparel Group, Inc., the "Company") on Form S-8 of our report dated February 23, 2001, on our audits of the financial statements of Everlast Worldwide, Inc. (f/k/a Active Apparel Group, Inc.) as of December 31, 2000 and for the years ended December 31, 2000 and 1999, which report appears in the Annual Report on Form 10-KSB.

/s/ Berebson & Company LLP

New York, NY
March 30, 2001